Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VASCO Data Security International, Inc.:

We consent to the use of our reports dated March 13, 2009, with respect to the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

August 7, 2009